EXHIBIT 99.2

NYSE: WMB

Date: Aug. 5, 2004

Williams Reports Second-Quarter 2004 Results

• Company Reduced Debt $1.5 Billion During Quarter; Initiates New Tender Offer
Today

• Consolidated Operating Results Solid

     TULSA, Okla. – Williams (NYSE:WMB) today announced a second-quarter 2004 unaudited net loss of $18.2 million, or a loss of 3 cents per share on a diluted basis, compared with net income of $269.7 million, or 46 cents per share, for second-quarter 2003.

     For second-quarter 2004, the company reported a loss from continuing operations of $18 million, or a loss of 3 cents per share on a diluted basis, compared with income of $113.7 million, or 17 cents per share, on a restated basis for the same period in 2003. Results for the 2004 quarter were reduced by approximately $97 million in pre-tax charges for premiums, as well as related fees and expenses, associated with the early retirement of debt.
     Results for 2003 have been restated to reflect the operating results from the Canadian straddle plants as discontinued operations following the second quarter authorization to sell these assets, which were sold on July 28. In addition, the operating results associated with certain regulated gas gathering assets were transferred from Midstream to Gas Pipeline following a transfer of operating control between these segments due in part to a recent order by the Federal Energy Regulatory Commission.
     Year-to-date, the company reported a net loss of $8.3 million, or a loss of 2 cents per share on a diluted basis, compared with a loss of $544.8 million, or a loss of $1.10 per share, for the first half of 2003. Results for the first half of 2003 were reduced by an after-tax charge of $761.3 million, or $1.45 per share, to primarily reflect the cumulative effect of adopting the newly mandated accounting standard for contracts involved in energy trading and risk management activities.
     For the first six months of the year, Williams reported a loss from continuing operations of $19.5 million, or a loss of 4 cents per share on a diluted basis, compared with income of $70.6 million, or 7 cents per share, on a restated basis for the same period in 2003.
     Factors influencing the six-month decrease in income from continuing operations are primarily attributable to the absence of gains on two asset sales in the prior-year period, the impact of lower net realized average prices for natural gas production, the costs of early debt retirement and lower Power segment profit, reflecting lower overall unrealized mark-to-market gains on derivative contracts.

     Offsetting those factors were the favorable impact of continued strong performance in the company’s Midstream Gas & Liquids unit, significantly reduced interest expense and the absence of impairment charges reported in investing income in 2003.

     The company reported a loss of $200,000 in discontinued operations, or 0 cents per share, in second-quarter 2004, compared with income of $156 million, or diluted earnings per share of 29 cents, on a restated basis for the same period last year. The 2003 results include significant gains from the sales of assets. For the first six months of the year, income from discontinued operations was $11.2 million, or 2 cents per share on a diluted basis, compared with $145.9 million, or 28 cents per share, on a restated basis for the first half of 2003.
     Net cash provided by operating activities for the first half of the year was $615.1 million, including $11.5 million from discontinued operations.
     “Williams’ turnaround is on track,” said Steve Malcolm, chairman, president and chief executive officer. “We are driving our progress by delivering on our restructuring program, taking strategic advantage of our cash position and realizing the strength of our core businesses.
     “For example, we have consistently executed on our business plan over the past two years. We’ve done exactly what we said we would — complete our major asset sales, strengthen our liquidity, reduce debt, live within our means and simplify our business mix.
     “Second, even after paying down another $1.5 billion of debt during the second quarter, we have launched a new tender offer today for another $800 million in outstanding debt. Our stated goal is to reduce our total long-term debt to less than $8 billion by the end of 2005.
     “Finally, as we’ve re-shaped, re-sized and restructured the company, we’ve retained some crown jewels in our core natural gas businesses that are showing the results of disciplined investments. Our Midstream business had another near-record quarter, in part due to almost $1 billion in new assets that we’ve added in the Gulf of Mexico since 1997.”

Recurring Results

     Recurring income from continuing operations – which excludes items of income or loss that the company characterizes as unrepresentative of its ongoing operations – was $64.4 million, or 12 cents per share, for the second quarter of 2004. In last year’s second quarter, there was a recurring loss from continuing operations of $11.5 million, or 2 cents per share, on a restated basis.

     For the first half of this year, recurring income from continuing operations was $66.9 million, or 13 cents per share, compared with a loss of $55.2 million, or a loss of 10 cents per share, for the first six months of 2003 on a restated basis.
     A reconciliation of the company’s income from continuing operations – a generally accepted accounting principles measure – to its recurring results accompanies this news release.

Update on Debt and Cash

     Williams reduced its debt by approximately $1.5 billion during the second quarter, including $1.17 billion through cash tender offers and $255 million through open market repurchases ahead of schedule. The company ended the second quarter with total long-term debt of approximately $9.8 billion.

     Year-to-date, Williams has reduced its debt by approximately $2.2 billion through scheduled maturities and early debt retirements. Earlier today, Williams commenced a cash tender offer for an additional $800 million of outstanding notes.
     At July 30, Williams had available cash and cash equivalents of approximately $1.5 billion. The amount includes the benefit of approximately $536 million in proceeds from the July 28 sale of the Canadian straddle plants.
     In addition to cash, Williams’ overall liquidity is supported by approximately $800 million in available credit capacity under the company’s revolving credit facilities that were obtained during the first quarter. The facilities are used primarily for issuing letters of credit and for liquidity. Williams also has a commitment from its agent bank to expand the company’s credit facility by an additional $275 million.

Business Segment Performance

     Williams’ natural gas businesses – Exploration & Production, Midstream Gas & Liquids and Gas Pipeline – reported combined segment profit of $274.7 million in the second quarter of 2004.

     A year ago in the second quarter, the natural gas businesses reported combined segment profit of $339.3 million on a restated basis, which included the benefit of a $91.5 million gain on the sale of certain Exploration & Production properties.
     For the first six months of 2004, the natural gas businesses reported combined segment profit of $581.9 million vs. $715.6 million for the same period last year on a restated basis.

Exploration & Production

     Exploration & Production, which includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, reported second-quarter 2004 segment profit of $43.3 million.

     In the second quarter a year ago, the business reported segment profit of $178.7 million, which included the benefit of a $91.5 million gain on the sale of certain properties. Second-quarter 2004 results decreased primarily due to lower income on derivative instruments that did not qualify for hedge accounting, reduced income from the utilization of excess transportation capacity, an $11.3 million loss provision associated with an ownership issue and the absence of the asset sale gain.
     For the first six months of 2004, Exploration & Production reported segment profit of $94.8 million vs. $292.5 million for the same period last year. The first half of 2003 included the benefit of the asset sale gain, volumes associated with properties that have since been divested and higher net average realized prices.

     In the second quarter of 2004, average daily production was approximately 555 million cubic feet of gas equivalent, compared with 502 MMcfe in the first quarter of 2004, or an 11 percent increase. Production has now surpassed levels that were reached prior to last year’s asset sales.

     In the Piceance Basin where drilling activity has increased throughout the year, average daily production continues to rise. In the second quarter, average daily production was 210 million cubic feet of gas equivalent. This was an increase of 19 percent vs. the average daily production in the first quarter of 177 million cubic feet of gas equivalent. Year-to-date, Piceance production has increased 33 percent since the fourth quarter of 2003, when average daily production was 158 million cubic feet of gas equivalent.
     For the full year, Williams now expects $235 million to $260 million in segment profit from Exploration & Production. The company previously expected $275 million to $300 million in segment profit from Exploration & Production. The change reflects a higher impact from hedging, the $11.3 million charge, reduced income from the utilization of excess transportation capacity and higher other costs, partially offset by increased production revenues.

Midstream Gas & Liquids

     Midstream, which provides gathering, processing, natural gas liquids fractionation and storage services, reported second-quarter 2004 segment profit of $98.6 million.

     In the second quarter a year ago, Midstream reported segment profit of $45.1 million on a restated basis. The increase in segment profit from the 2004 second quarter vs. the 2003 second quarter reflects the contribution of newly constructed assets in the deepwater Gulf of Mexico, higher natural gas liquids processing and olefins margins, and higher equity earnings from partially owned domestic assets.
     For the first six months of 2004, Midstream reported segment profit of $206.9 million vs. a restated $157.3 million for the same period last year.
     The increase in segment profit for the first six months reflects the contribution of newly constructed deepwater assets and higher olefins margins. Earnings from partially owned domestic assets increased in part due to the absence in 2004 of both impairment charges and prior period accounting adjustments recorded in 2003. Operations in Venezuela contributed approximately $7 million in higher segment profit primarily due to reduced levels of operations in 2003 following a fire at the El Furrial facility.
     Operating activities for the second quarter of 2004 include the May 5 receipt of first production at the newly built Devils Tower offshore platform at Mississippi Canyon block 773. This production initiated flows into the related Canyon Chief natural gas pipeline and the Mountaineer oil pipeline that were also recently constructed to serve this area in the deepwater Gulf of Mexico.
     Subsequent to the close of the quarter, Williams on July 28 completed the sale of three natural gas liquids straddle plants in Canada for approximately $536 million in U.S. funds. Williams also signed an agreement to divest approximately 500 miles of certain onshore pipeline in Texas for $27.4 million, subject to approval by FERC.

     For the full year, Williams now expects $325 million to $375 million in segment profit from Midstream. The company previously expected $275 million to $360 million in segment profit from Midstream after giving effect to the reclassification of the Canadian straddle plants to discontinued operations. The increase in guidance is based on strong performance in the second quarter and improving natural gas liquids margin expectations.

Gas Pipeline

     Gas Pipeline, which provides natural gas transportation and storage services primarily in the Northwest and along the Eastern Seaboard, reported second-quarter 2004 segment profit of $132.8 million.

     In the second quarter a year ago, Gas Pipeline reported segment profit of $115.5 million on a restated basis. The increase in segment profit in second-quarter 2004 reflects earnings from expansion projects placed into service after the first quarter of 2003 and the absence of a $25.5 million charge in 2003 to write-off certain capitalized software development costs. These were partially offset by the second-quarter 2004 charge of $9 million to write-off previously capitalized costs incurred on an idled segment of the Northwest system that will not be returned to service, lower transportation and gathering revenues, and lower sales of environmental credits.
     For the first six months of 2004, Gas Pipeline reported segment profit of $280.2 million vs. a restated $265.8 million for the same period last year.
     Operating activities for the second quarter of 2004 included the temporary restoration of 131,000 dekatherms per day of service on 111 miles of the Northwest system in western Washington that had been idled since December 2003. The company currently plans to permanently replace in 2006 the full 360,000 dekatherms per day of capacity that was idled in December 2003.
     Transco also completed a successful open season of its proposed Leidy-to-Long Island expansion and the jointly owned Gulfstream pipeline commenced construction on a 110-mile expansion project.
     For the full year, Williams now expects $540 million to $570 million in segment profit from Gas Pipeline. The company previously expected $525 million to $575 million in segment profit from Gas Pipeline.

Power

     Power, which manages more than 7,500 megawatts of power through long-term contracts, reported second-quarter 2004 segment profit of $44.7 million.

     In the second quarter a year ago, Power reported segment profit of $348 million, which included a $175 million gain on the sale of an energy contract and the benefit of approximately $93 million in revenues from the correction of prior period amounts for certain third-party derivative contracts. The balance of the decrease in segment profit primarily results from lower unrealized mark-to-market gains associated with natural gas derivative contracts.
     For the first six months of 2004, Power reported a segment profit of $12 million vs. segment profit of $211.6 million for the same period last year.

     The company has been pursuing efforts to exit the Power business through a sale, but the number of viable parties expressing an interest has been limited.

     As an alternative to continuing a plan of pursuing a complete exit from the Power business, Williams is evaluating whether the benefits of realizing the positive cash flows expected to be generated by this business through continued ownership exceed the benefits of a sale at a depressed price. If this alternative is pursued, Williams expects to continue the current program of managing this business to minimize financial risk, generate cash and manage existing contractual commitments.
     For the full year, Williams continues to expect break-even to $150 million in segment profit from Power.

Other

     In the Other segment, the company reported a second-quarter 2004 loss of $14.3 million, largely resulting from an impairment charge associated with an investment in a Texas pipeline project following a determination that additional funding would be required to commission the project into service.

     In the second quarter a year ago, Other reported a segment loss of $51.7 million, which included a $42.4 million impairment of the same investment in a Texas pipeline project.
     For the first six months of 2004, Other reported a segment loss of $23 million vs. a segment loss of $46.9 million for the same period last year.

Earnings Guidance

     For the full year, Williams now expects recurring earnings of $0.20 to $0.40 per share. On a basis restated for the reclassification of the Canadian straddle plants to discontinued operations, the company previously expected recurring earnings of $0.14 to $0.37 per share.

     Williams now expects consolidated segment profit of $1.1 billion to $1.4 billion for the year. On a basis restated for the reclassification of the Canadian straddle plants to discontinued operations, the company previously expected consolidated segment profit of $1.075 billion to $1.375 billion. Individual segment-profit guidance is outlined in their respective sections in this announcement.
     The company confirmed its expectations to generate $1 billion to $1.3 billion in cash flow from operations this year.

Analyst Call

     Williams’ management will discuss the company’s second-quarter 2004 financial results and outlook during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today.

     Participants are encouraged to access the presentation and corresponding slides via www.williams.com. A limited number of phone lines also will be available at (800) 810-0924. International callers should dial (913) 981-4900. Callers should dial in at least 10 minutes prior to the start of the discussion.

     The webcast replay – audio and slides –will be available at www.williams.com later today. Audio-only replays of the presentation will be available at approximately 3 p.m. Eastern today through midnight Eastern on Aug. 12. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 523724.

Form 10-Q

     The company is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC and Williams’ websites.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.